Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$400,000,000

4.90% First and Refunding Mortgage Bonds,

Series 2023C, Due 2026

SUMMARY OF TERMS

Security:	4.90% First and Refunding Mortgage Bonds, Series 2023C, Due 2026 (the “Series 2023C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	May 17, 2023

Settlement Date**:	May 22, 2023 (T +3)

Maturity:	June 1, 2026

Benchmark US Treasury:	3.625% due May 15, 2026

Benchmark US Treasury Price:	99-15

Benchmark US Treasury Yield:	3.814%

Spread to Benchmark US Treasury:	T + 112.5 bps

Reoffer Yield:	4.939%

Coupon:	4.90%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2023

Public Offering Price:	99.890% of Principal Amount

Optional Redemption:

Callable at any time prior to May 1, 2026, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after May 1, 2026, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HW6 / US842400HW63

Joint Book-running Managers:

BMO Capital Markets Corp. (“BMO Capital Markets”)

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Wells Fargo Securities, LLC (“Wells Fargo Securities”)

BNP Paribas Securities Corp.

SMBC Nikko Securities America, Inc.

Co-managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Apto Partners, LLC Blaylock Van, LLC Cabrera Capital Markets LLC MFR Securities, Inc. Siebert Williams Shank & Co., LLC Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2023C Bonds on the Trade Date will be required, by virtue of the fact that the Series 2023C Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BMO Capital Markets, Citigroup, J.P. Morgan or Wells Fargo Securities can arrange to send you the prospectus if you request it by calling BMO Capital Markets at 1-866-864-7760, Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or Wells Fargo at 1-800-645-3751.

$700,000,000

5.875% First and Refunding Mortgage Bonds,

Series 2023D, Due 2053

SUMMARY OF TERMS

Security:	5.875% First and Refunding Mortgage Bonds, Series 2023D, Due 2053 (the “Series 2023D Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$700,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	May 17, 2023

Settlement Date**:	May 22, 2023 (T +3)

Maturity:	December 1, 2053

Benchmark US Treasury:	3.625% due February 15, 2053

Benchmark US Treasury Price:	95-11

Benchmark US Treasury Yield:	3.890%

Spread to Benchmark US Treasury:	T + 200 bps

Reoffer Yield:	5.890%

Coupon:	5.875%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2023

Public Offering Price:	99.786% of Principal Amount

Optional Redemption:

Callable at any time prior to June 1, 2053, in whole or in part, at a “make whole” premium of 30 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after June 1, 2053, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HX4 / US842400HX47

Joint Book-running Managers:

BMO Capital Markets Corp. (“BMO Capital Markets”)

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Wells Fargo Securities, LLC (“Wells Fargo Securities”)

BNP Paribas Securities Corp.

SMBC Nikko Securities America, Inc.

Co-managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Apto Partners, LLC Blaylock Van, LLC Cabrera Capital Markets LLC MFR Securities, Inc. Siebert Williams Shank & Co., LLC Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2023D Bonds on the Trade Date will be required, by virtue of the fact that the Series 2023D Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BMO Capital Markets, Citigroup, J.P. Morgan or Wells Fargo Securities can arrange to send you the prospectus if you request it by calling BMO Capital Markets at 1-866-864-7760, Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or Wells Fargo at 1-800-645-3751.

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